OPERATING AGREEMENT
OF
NORTHWEST PIPELINE LLC

THIS OPERATING AGREEMENT dated as of the 2nd day of July, 2013 is made by Northwest Pipeline LLC (the “Company”), with offices at 295 Chipeta Way, Salt Lake City, Utah 84108 or at such other place as may be determined by the Management Committee from time to time.

WHEREAS on the 1st day of July, 2013, Williams Partners Operating LLC, a Delaware limited liability company, and WGPC Holdings LLC (“Holdings”), a Delaware limited liability company, as the partners of Northwest Pipeline GP, a Delaware general partnership (the “Partnership”), converted the Partnership into a Delaware limited liability company, the Company, pursuant to the provisions of the Delaware Limited Liability Company Act, by having the Certificate of Formation of Northwest Pipeline LLC filed with the Secretary of the State of Delaware.

WHEREAS on the 2nd day of July, 2013, following such conversion, Holdings was dissolved.

NOW, THEREFORE, in order to establish the Company and provide for its authority to transact business, Williams Partners Operating LLC (the “Member) of the Company, hereby declares that certain First Amended and Restated General Partnership Agreement of Northwest Pipeline GP by and among WGPC Holdings LLC and Williams Pipeline Partners Holdings LLC dated January 24, 2008 terminated and declares as follows:

ARTICLE I — ADOPTION OF ORGANIZATIONAL DOCUMENTS;
PRIORITY OF AUTHORITIES

Section 1.1 Certificate of Formation and Operating Agreement Adoption. The form of the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware is hereby adopted by the Member, and all actions taken in organizing the Company, including, but not limited to, the filing of such Certificate of Formation, are in all respects ratified, confirmed, adopted and approved. This Operating Agreement is hereby adopted by the Member to govern the internal business and affairs of the Company.

Section 1.2 Priority of Authorities. The provisions of this Operating Agreement shall be controlling except to the extent the provisions hereof are in direct conflict with provisions of the Certificate of Formation of the Company as now in existence and as amended from time to time (the “Certificate”) or provisions of the Delaware Limited Liability Company Act as now in existence and as amended from time to time (the “Act”).

Section 1.3 Change of Certificate and Operating Agreement. The Member may change the Certificate and/or this Operating Agreement.

ARTICLE II — OFFICES; RESIDENT AGENT

Section 2.1 Offices. The Company’s principal place of business shall be 295 Chipeta Way, Salt Lake City, Utah 84108 until changed as provided in this Operating Agreement. The Company also may have such other offices and places of business as the business of the Company may require.

Section 2.2 Name. The name of the limited liability company formed by the Certificate shall be Northwest Pipeline LLC.

Section 2.3 Registered Agent. The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III — MANAGEMENT

Section 3.1 Management Committee:

(a) The management of the Company and its business shall be vested in a Management Committee (the “Committee”) which shall consist of at least one (1) member, the exact number to be determined from time to time by the Member. All members of the Committee shall be appointed by, and may be removed or replaced at the discretion of, the Member.

(b) The Committee shall act by resolution duly adopted by vote at a meeting of the Committee or by consent in writing of all of its members. At all Committee meetings, members may vote in person or by proxy. Committee members may participate in a meeting by any means of communication by which all members participating in such meeting may simultaneously hear each other during the meeting.

(c) The Member hereby appoints the following Committee members:

Allison G. Bridges

Donald R. Chappel

Each Committee member shall serve until his removal, resignation is accepted or successor is appointed.

Section 3.2 Appointment and Removal of Committee Members. The Member may at any time, by written notice, remove a Committee member, substitute a new Committee member to serve or designate an alternate to act for and in place of an existing Committee member.

Section 3.3 Exercise of Authority Granted to the Committee.

(a) Subject to the limitations of paragraph (b) below, or otherwise contained in this Operating Agreement, the Committee may delegate such general or specific authority to the Officers (defined in Section 3.5 hereof) as it considers desirable. The Officers may, subject to any restraints or limitations imposed by the Committee, exercise the authority granted to them.

(b) Notwithstanding anything contained herein to the contrary, the authority to determine the following matters with respect to the Company shall be retained by the Committee and any action with respect thereto may be taken by the Officers (within such general or specific limits as may be determined by the Committee) only after the Committee has approved the action in question in accordance with this Section. The following actions shall require the affirmative vote of a majority of all the members of the Committee:

(i) Appointing and removing any Officer;

(ii) Changing the fiscal year of the Company or any accounting policy or procedure of the Company, except as required by law;

(iii) Sale, lease or other disposition of all or substantially all of the Company’s assets;

(iv) Borrowing, lending, securing or guaranteeing the payment of funds or obligations of the Company;

(v) Recapitalization, dissolution or merger of the Company other than where the Company survives the transaction in which case any Officer may approve the transaction;

(vi) Pledging, placing in trust, assigning or otherwise encumbering any existing property real or personal, owned or hereafter acquired by the Company as collateral or security for any borrowing or other obligation of the Company, except for pledges or deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of money), or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or similar bonds used in the ordinary course of business;

(vii) Making loans or advances to any party, excluding advances for travel and relocation expenses; and

(c) Subject to the foregoing, the Officers shall be fully authorized to handle the day-to-day business and decisions of the Company.

Section 3.4 Meetings of the Committee.

(a) Meetings of the members of the Committee shall be held from time-to-time on the date and at the time determined by the Senior Vice President — West or any member of the Committee.

(b) Unless waived in writing by all of the members of the Committee, at least five business days’ prior notice of any meeting shall be given to each member of the Committee, except in the case of an emergency meeting. Such notice shall state the purpose for which such meeting has been called.

(c) A quorum for any meeting of the Committee shall be a majority of the members thereof.

(d) Any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, is signed by all of the Committee members.

(e) The Committee shall cause to be kept a book of minutes of all of its meetings in which there shall be recorded the time and place of such meeting, whether regular of special, and if special, by whom such meeting was called, the notice thereof given, the name of those present and the proceedings thereof. Copies of any consents in writing shall also be filed in such minute book.

Section 3.5 Officers.

(a) The Company may have such officers as may be designated by the Committee from time-to-time, who shall act as agents of the Company, who shall have such powers as are usually exercised by comparably designated officers of a Delaware corporation and who shall have the power to bind the Company through the exercise of such powers, to the extent consistent with the terms of this Operating Agreement. The officers of the Company may be a Chairman, Chief Executive Officer, a President, one or more Senior Vice Presidents and one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the Management Committee may from time to time appoint.

(b) The Member hereby appoint the Officers named below to serve until they are removed from office by the Committee or until their resignations are accepted and their successors are appointed by the Committee:

Office	Name

Senior Vice President — West	Allison G. Bridges

Senior Vice President – Corporate Strategic Development	James E. Scheel

Senior Vice President- E&C	Fred E. Pace

Senior Vice President- Operational Excellence	Brian L. Perilloux

VP & GM Northwest Pipeline	Edward R. Brewer Jr.

Vice President Project Development & Project Execution	John J. Connelley

VP Asset Reliability and Performance	Joan A. Harris

VP Commodity Services	McMillan Hummel

VP Safety & Regulatory Compliance	Josiah R. Neave

Asst General Counsel – West and Assistant Secretary	Teresa Silcox Torrey

Vice President Tax and Assistant Treasurer	Anthony W. Rackley

Treasurer	Peter S. Burgess

Vice President and Chief Accounting Officer	Ted T. Timmermans

Controller	Jeffery P. Heinrichs

VP Corporate Secretary and Asst General Counsel	Sarah C. Miller

Assistant Secretary	William H. Gault

Section 3.6 Indemnification of Committee Members and Officers

(a) The Company agrees to indemnify and advance expenses to duly elected Committee members and officers of the Company pursuant to section (b) and (c) below;

(b) Each duly elected current or former Management Committee member and Officer of the Company (hereinafter referred to as an “indemnitee”) who is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation or any other actual, threatened or completed proceeding, including any and all appeals, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Committee member or an officer of the Company, whether the basis of such proceeding is alleged action in an official capacity as a Committee member or officer, shall be indemnified and held harmless by the Company against all expense, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith to the fullest extent not prohibited by law; provided however, that the Company shall not indemnify and hold harmless any indemnitee for any loss which is due to actual fraud or willful misconduct.

(c ) In addition, each such indemnitee, to the fullest extent not prohibited by law, also has the right to be paid by the Company an advancement of expenses upon delivery of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final adjudication that such indemnitee is not entitled to be indemnified for such expenses. The Company shall not advance or continue to advance expenses to any such indemnitee in any proceeding if a determination is reasonably and promptly made (i) by a majority vote of the Committee (provided an indemnitee sitting on such Management Committee shall not participate in any determination related to his or her own advancement of expenses), or (ii) by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such indemnitee acted in bad faith or in a manner that such indemnitee did not believe to be in or not opposed to the best interests of the Company. In no event shall any advance be made in instances where the Committee or independent legal counsel reasonably determines that such officer or Committee member deliberately breached such indemnitee’s duty to the Company or its Member.

Section 3.7 Execution of Documents.

(a) Any deed, deed of trust, bill of sale, lease agreement, security agreement, financing agreement, contract of purchase or sale, partnership agreement or joint venture agreement, or other contract or instrument purporting to bind the Company or to convey or encumber any of the assets of the Company, may be signed by the Chief Executive Officer, the President, any Senior Vice President, any Vice President, the Treasurer or the Secretary, and no other signature shall be required.

(b) Any person dealing with the Company shall be entitled to rely on a certificate of the Secretary or any Assistant Secretary as conclusive evidence of the incumbency of any Officer and his authority to take action on behalf of the Company and shall be entitled to rely on a copy of any resolution or other action taken by the Committee and certified by any Officer not named in the resolution, as conclusive evidence of such action of the authority of the Officer referred to in such resolution to bind the Company to the extent set forth therein.

(c) The Chief Executive Officer, the President, any Senior Vice President, any Vice President, the Treasurer or any Assistant Treasurer of the Company shall have the authority by a letter signed by any of them to open bank accounts with any banks and to name the person or persons, or combination of persons, authorized to sign checks and withdrawal documents drawn against such accounts, and to sign agreements and other documents providing for the transfer of funds by computers or similar electronic means or otherwise, the same as though the contents of such letter were incorporated in a formal resolution duly passed at a duly conducted meeting of the Committee. The Secretary or any Assistant Secretary of the Company be, and each is, hereby authorized to certify any such letter as may be required by any such bank at any time to evidence authority for the deposit and withdrawal of funds and the borrowing of money or otherwise.

(d) The President, any Senior Vice President or Vice President of the Company shall have the authority to issue or revoke Powers of Attorney granting others the limited right to execute and deliver any instrument or agreement, including but not limited to, rights of way, easements, licenses, permits, agreements allowing encroachments, rental or lease agreements in any matter related to interests in real property required for the operation, maintenance, expansion, and upgrading of the Company facilities, upon such terms and conditions as the Attorney-in-Fact deems proper and advisable.

ARTICLE IV — GENERAL PROVISIONS

Section 4.1 Indemnification. The Company may, to the extent authorized from time to time by the Committee, grant rights of indemnification and to advancement of expenses to any employee or agent of the Company, to the fullest extent permitted by law, for judgments, settlements, penalties, fines or expenses incurred in any proceeding because he or she is or was an employee, or an agent of the Company.

Section 4.1 Binding Effect. Except as otherwise provided herein, every covenant, term and provision hereof shall be binding upon and inure to the benefit of the Member and its permitted successors, transferees, and assigns (including any assignee for security purposes or person holding a security interest).

Section 4.3 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Operating Agreement is intended to be severable, and, if any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Operating Agreement. The preceding sentence of this Section shall be of no force or effect if the consequence of enforcing the remainder of this Operating Agreement without such illegal or invalid term or provision would be to cause the Member to lose the benefit of its economic bargain.

Section 4.4 Choice of Law. This Operating Agreement shall be construed and interpreted according to the laws of the State of Delaware.

EXECUTED by the Member of the Company, as of the date first above stated.

Williams Partners Operating LLC
by Williams Partners L.P., its sole member
by Williams Partners GP LLC, its general partner

By: /s/ Allison G. Bridges
Name: Allison G. Bridges
Title: Senior Vice President — West